EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of May 27, 2008, (“Effective Date”) by and between BMC Software, Inc., a Delaware corporation (the “Employer”), and John McMahon (the “Executive”). The Employer and the Executive are each a “party” and are together “parties” to this Agreement.

RECITALS

WHEREAS, the Employer desires to employ the Executive as the Senior Vice President, World Wide Sales & Services, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive acknowledges that a portion of his employment duties will be undertaken in the state of Texas at the corporate headquarters of the Employer. In addition to the fact that Executive will often be physically present in the state of Texas while undertaking his employment duties, all or a substantial portion of his employment undertakings outside the state of Texas relate to the business of the corporate headquarters located in Houston, Texas. Executive acknowledges the substantial nexus between his employment and the state of Texas.

WHEREAS, except as set forth in this Agreement, Employer and Executive intend this Agreement to supersede all prior offer letters, Change of Control Agreement and/or Confidentiality and Intellectual Property Assignment Agreement for BMC Software Employees between Employer and Executive. To the extent any compensation or obligations of Employer under any previous offer letter, Change of Control Agreement and/or Confidentiality and Intellectual Property Assignment Agreement for BMC Software Employees between Employer and Executive are intended to survive, they have been incorporated into this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the employment compensation to be paid to the Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” refers to this Employment Agreement, including all Exhibits attached hereto, as amended from time to time.

“Benefits” as defined in Section 3.1(b).

“Board of Directors” refers to the board of directors of the Employer.

“Change of Control” refers to (i) the acquisition of at least 50% of Employer’s outstanding voting stock; (ii) an unapproved change in the majority of the Employer’s board of directors; (iii) a merger, consolidation, or similar corporate transaction in which the Company’s shareholders immediately prior to the transaction do not own more than 60% of the voting stock of the surviving corporation in the transaction; and (iv) shareholder approval of the company’s liquidation, dissolution, or sale or substantially all of its assets.

“Confidential Information” means any and all:

a.	confidential and proprietary information, whether in written, oral or electronic form, concerning the business, strategies and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), trade secrets and any other information, however documented;

b.	information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

c.	notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability” as defined in Section 6.2.

“Effective Date” is the date stated in the first paragraph of this agreement.

“Employee Invention” shall mean any idea, invention, technique, modification, process, method, discovery, concept, know-how, derivative, enhancement or improvement (whether patentable or not), any industrial design (whether registerble or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any source or object code, firmware, computer program, command structure, documentation, algorithm or other work of authorship (whether or not copyright protection may be obtained for it) created, conceived, developed or worked on, in whole or in part, by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

“Employment Period” is the term of the Executive’s employment under this Agreement.

“Fiscal Year” shall mean the Employer’s fiscal year, which shall end on March 31 of each year, or as changed from time to time.

“for cause” as defined in Section 6.3.

“Good Reason” as defined in Section 6.3.

“person” is any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” as defined in Section 7.2(a)(iv).

“Salary” as defined in Section 3.1(a).

“trade secrets” shall mean the whole or any part of any scientific or technical information, design, process, procedure, formula, or improvement that has value and that the owner has taken measures to prevent from becoming available to persons other than those selected by the owner to have access for limited purposes.

2. EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2 EMPLOYMENT PERIOD

Subject to the provisions of Section 6, the term of the Executive’s employment under this Agreement will commence upon the Effective Date and shall continue in effect through the third anniversary of the Effective Date (the “Employment Period”); provided, however, that, subject to the provisions of Section 6, commencing on the day after the Effective Date and on each day thereafter, the Employment Period shall be automatically extended for one additional day unless the Employer shall give written notice to Executive that the Employment Period shall cease to be so extended, in which event the Employment Period shall terminate on the third anniversary of the date such notice is given. The Employment Period may be further extended by mutual agreement of the parties.

2.3 DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will initially serve as the Employer’s Senior Vice President – World Wide Sales & Services. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. The Executive’s employment will be subject to the policies maintained and established by the Employer, from time to time. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with passive personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement. Additionally, nothing in this Section 2.3 will prevent the Executive from serving on the Board of Directors of other companies or organizations, or engaging in other activities, so long as such participation does not conflict with the interests or business of Employer or require such involvement as to interfere with the performance of the Executive’s duties hereunder and has been expressly approved by the Chief Executive Officer of Employer. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer.

3. COMPENSATION

3.1 COMPENSATION

a.	Salary. During the Employment Period, the Executive will be paid an annual base salary of $400,000 (as may be adjusted from time to time, the “Salary”), which will be payable in twenty-four (24) equal installments according to the Employer’s customary payroll practices and subject to applicable tax withholdings. Executive may be subject to such increases in Salary as deemed appropriate in the sole discretion of the Compensation Committee of the Board of Directors of Employer.

b.	Benefits. The Executive will, during the Employment Period, be permitted to participate in such retirement program, profit sharing, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

c.	Cash Bonus. Executive will be eligible for a cash bonus as described in Attachment A incorporated herein by reference and such other bonus programs as may be authorized by the Compensation Committee and Directors of the Employer.

d.	Restricted Stock. Subject to the approval of the Compensation Committee and Board of Directors and Executive’s commencement of employment hereunder, Executive shall receive a total of 130,000 shares of time-based restricted stock which will vest 33.3% annually on each anniversary of the grant date over a 3 year period, subject to Executive’s continued employment with Employer through each such vesting date (the “Restricted Shares”). The Restricted Shares shall be awarded in two grants, the first for 50,000 shares awarded May 5, 2008 subject to the terms and conditions of the BladeLogic, Inc. 2007 Stock Option and Incentive Plan and be subject to the terms and conditions of the Company’s standard form of restricted stock agreement for senior executives and to be entered into between Executive and Employer, and the second for 80,000 shares which shall be subject to the terms and conditions of the 1994 Employee Incentive Plan and be subject to the terms and conditions of the Company’s standard form of restricted stock agreement for senior executives and to be entered into between Executive and Employer. The actual grant date for the second grant will be established by the Compensation Committee consistent with the Plan and the Employer’s current stock granting policy.

e.	Stock Options. Subject to the approval of the Compensation Committee and Board of Directors, Executive will receive stock options to purchase a total of 130,000 shares of Employer’s stock which will vest in equal monthly installments over four years based on Executive’s continuous employment with Employer. The Stock Options shall be awarded in two grants, the first for 50,000 options awarded May 5, 2008 subject to the terms and conditions of the BladeLogic, Inc. 2007 Stock Option and Incentive Plan and be subject to the terms and conditions of the Company’s standard form of stock option agreement for senior executives and to be entered into between Executive and Employer, and the second grant for 80,000 options which shall be subject to the terms and conditions of the BMC Software, Inc. 2007 Incentive Plan and be subject to the terms and conditions of the Company’s standard form of stock option agreement for senior executives and to be entered into between Executive and Employer. The actual grant date and exercise price for the second grant will be established by the Compensation Committee consistent with the Plan and the Employer’s current stock option granting policy.

f.	Long-Term Incentive Plan. Executive will be eligible (beginning April 1, 2008) to participate in the BMC Long-Term Incentive Plan providing a 3-year cash plan based on Employer’s total shareholder return against a peer group of companies with the first plan for new members divided into two target payments: 18-month payment (target is at $150,000 payment) and 36-month payment (target is at $150,000 payment).

4. FACILITIES AND EXPENSES

4.1	FACILITIES.

The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. Executive shall reside and be based in Massachusetts and shall not be required to relocate.

4.2	EXPENSES.

The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending business meetings, in appropriate business entertainment activities, traveling to and from the Company’s headquarters in Houston, Texas on business and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies then in effect.

5. VACATIONS AND HOLIDAYS

The Executive will be entitled to paid vacation during the term of the Agreement in accordance with the vacation policies of the Employer in effect for its employees from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies.

6. TERMINATION

6.1 EVENTS OF TERMINATION

The Employment Period, the Executive’s Salary and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

a.	upon the death of the Executive;

b.	upon the Disability (as defined in Section 6.2) of the Executive immediately upon notice from either party to the other;

c.	upon termination by the Employer for cause (as defined in Section 6.3);

d.	upon the voluntary retirement from or voluntary resignation of employment by the Executive for any reason other than those set forth in Section 6.1(f) below;

e.	upon termination by the Employer for any reason other than those set forth in Section 6.1(a) through 6.1(d) above; or

f.	upon voluntary resignation of employment by the Executive within 60 days of the occurrence of an event that constitutes Good Reason, as defined in Section 6.3 below.

Upon termination of the Employment Period, as provided above or otherwise, Executive’s rights respecting Benefits, Restricted Stock, Stock Options and Cash Bonus will be determined under the applicable plan or program providing the same.

6.2 DEFINITION OF DISABILITY

For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstance which renders the Executive mentally or physically incapable of performing the duties and services required of the Executive hereunder on a full-time basis for a period of at least 180 consecutive days.

6.3	DEFINITION OF “FOR CAUSE” AND “GOOD REASON”

a.	For purposes of Section 6.1, the phrase “for cause” means: (i) the Executive’s continued and material failure to perform his obligations under this Agreement; (ii) the Executive’s material failure to adhere to any Employer policy or code of conduct; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (iv) the Executive’s engaging in conduct that is materially injurious to the Employer, (v) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property; (vi) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or (vii) the conviction of the Executive by a court of competent jurisdiction of, or Executive’s guilty plea or plea of no contest with respect to, a crime involving moral turpitude. The determination of whether the Executive’s employment is terminated for cause shall be made solely by the Employer, which shall act in good faith in making such determination.

b.	“Good Reason” means a material negative change in the Executive’s employment relationship with the Employer as a result of the occurrence of one of the following events:

i.	The occurrence, prior to a Change of Control or on or after the date which is 12 months after a Change of Control occurs, of any one or more of the following events without the Executive’s express written consent: (i) a reduction in the Executive’s Salary or target bonus opportunity from that provided to him immediately on the Effective Date of this Agreement (or the effective date of any extension of this Agreement pursuant to Paragraph 7(a)) or as the same may be increased from time to time; or (ii) a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to the Executive from those substantially similar to the employee benefits and perquisites provided by the Employer (including subsidiaries) to executives with comparable duties, as such benefits may be modified from time to time; or

ii.	The occurrence, on or within 12 months after the date upon which a Change of Control occurs, of any one or more of the following events without Executive’s express written consent: (i) a diminution in Executive’s authority, duties or responsibilities; (ii) a reduction by the Employer or a subsidiary thereof in Executive’s Salary or target bonus opportunity as in effect immediately prior to the Change of Control or as the same may be increased from time to time or a material change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which Executive is covered immediately prior to the Change of Control which materially adversely affects Executive; (iii) the Employer or a subsidiary thereof requiring Executive to be permanently based anywhere other than within 50 miles of Executive’s job location at the time of the Change of Control; (iv) without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Employer or a subsidiary thereof to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by the Employer or a subsidiary thereof that would materially adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans; (v) the taking of any action by the Employer or a subsidiary thereof that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties; (vi) if Executive’s primary employment duties are with a subsidiary of the Employer, the sale, merger, contribution, transfer or any other transaction in conjunction with which the Employer’s ownership interest in the subsidiary decreases below a majority interest; or (vii) any material breach of the terms of this Agreement by the Employer or a subsidiary thereof.

For an event to constitute Good Reason, the Executive must provide notice to the Employer of the existence of the condition which the Executive asserts gives rise to Good Reason within 90 days of the initial existence of the condition and the Employer shall not have remedied such condition within a period of 30 days from receipt of such notice. For avoidance of doubt, the “occurrence of an event that constitutes Good Reason” under Section 6.1(f) shall not arise at the initial date of the existence of the condition which the Executive asserts gives rise to Good Reason, but rather shall arise at the end of the 30-day remedy period if such condition has not been remedied.

6.4 SEVERANCE

Should the Executive’s employment with the Employer be terminated during the Employment Period pursuant to Section 6.1(e) or Section 6.1(f) above, subject to Executive executing, and failing to revoke during any applicable revocation period, a general release of all claims against Employer and its affiliates in a form acceptable to Employer within 45 days of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code, the Executive shall be entitled to:

a.	a payment equal to one (1) year of his then current Salary;

b.	a payment equal to one (1) year of his then current cash bonus target amount; and

c.	(i) all Executive’s outstanding stock options to acquire shares of the common stock of Employer that were received upon conversion in connection with the Merger (as defined in the Merger Agreement) shall become immediately vested and fully exercisable, and (ii) any forfeiture restrictions on former BladeLogic restricted shares (which were converted in the Merger into the right to receive $28.00 in cash per share) shall immediately lapse, and the consideration shall become payable in accordance with that certain Agreement and Plan of Merger by and among Employer, Bengal Acquisition Corporation and BladeLogic, Inc. dated as of March 17, 2008 (the “Merger Agreement”). For the avoidance of doubt, the vesting acceleration provided by this paragraph shall in no event apply to stock options or restricted stock grants made on or after the closing of the Merger.

Subject to Section 9.3, such payments under this section will be made no later than 30 days following the date the executed release is delivered to the Employer. Severance payments do not constitute continued employment beyond the termination date.

6.5	CHANGE OF CONTROL

If, within 12 months following a Change of Control, the Executive’s employment with Employer is terminated pursuant to Section 6.1(e) or 6.1(f) above, subject to Executive executing, and failing to revoke during any applicable revocation period, a general release of all claims against Employer and its affiliates in a form acceptable to Employer within 45 days of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code , the Executive shall be entitled to the following in lieu of the amounts set forth in Section 6.4:

a.	a payment equal to one (1) year of his then current Salary;

b.	a payment equal to one (1) times his then current cash bonus target amount;

c.	vesting of Executive’s stock option and restricted stock awards, if any, subject to the terms and conditions of the respective stock option and restricted stock agreements; and

d.	a lump sum payment equal to the cost of Cobra coverage for 18 months for continued medical benefits, for the Executive and his dependents (including his spouse) who were covered as of such termination event under the medical benefit plan as in effect for employees of the Employer during the coverage period, or the substantial equivalence.

Subject to Section 9.3, such payments under this section will be made no later than 30 days following the date the executed release is delivered to the Employer. . Severance payments do not constitute continued employment beyond the termination date.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the severance benefits provided for in this Section 6.5, together with any other payments and benefits which the Executive has the right to receive from the Employer and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made initially by the Employer in good faith. If a reduced severance benefit is paid hereunder in accordance with clause (1) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

6.6	NO MITIGATION

Any remuneration received by the Executive from a third party following the Employment Period shall not apply to reduce the Employer’s obligations to make payments hereunder.

6.7	LIQUIDATED DAMAGES

Due to the difficulties in estimating damages for an early termination of the Employment Period, the Employer and the Executive agree that the payments, if any, to be received by the Executive hereunder shall be received as liquidated damages.

7. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1	ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) prior to and during the Employment Period and as a part of his employment, the Executive has been and will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2 AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants the following:

a.	Confidentiality.

i.	The Executive will hold in confidence the Confidential Information and will not disclose it to any person except (1) with the specific prior written consent of the Employer, (2) solely as necessary for the performance of the Executive’s duties or (3) as otherwise expressly permitted by the terms of this Agreement.

ii.	Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

iii.	None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

iv.	The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized in writing by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”) or any Confidential Information. The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items and Confidential Information, whether or not created, conceived, developed or worked on by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items and Confidential Information in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items or Confidential Information.

b.	Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer without royalty or any other further consideration all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

i.	disclose to the Employer in writing any Employee Invention. The disclosure required by this Section applies (1) during the period of Executive’s employment with the Employer; (2) with respect to all Employee Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Employer; (3) whether or not the Employee Invention was made at the suggestion of the Employer; and (4) whether or not the Employee Invention was reduced to drawings, written description, documentation, models or other tangible form;

ii.	make and maintain adequate and current written records of all Employee Inventions;

iii.	assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

iv.	assist the Employer in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Employee Invention;

v.	execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to perfect in the Employer the rights, title and other interests in my work product granted to the Employer under this Agreement or to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

vi.	sign all other papers necessary to carry out the above obligations; and

vii.	give testimony and render any other assistance in support of the Employer’s rights to any Employee Invention.

Executive further agrees that his obligations under this Section 7.2(b) shall continue beyond the termination of his employment with the Employer. If the Employer is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified above, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7.2(b) with the same legal force and effect as if executed by Executive.

As a matter of record, Executive attaches as Attachment B of this Agreement a brief description of all inventions made or conceived by Executive prior to his employment with the Employer which Executive desires to be excluded from the assignment provisions of this Agreement (“Background Technology”).

c.	Notice of Intent to Resign. Except in the event of a resignation for Good Reason, Executive agrees to provide Employer with 90 days advance notice of his intention to resign (“Notice Period”). During the Notice Period, Executive shall continue in the diligent fulfillment of all duties of his position and this Agreement. Should Executive fail to provide Employer with the full Notice Period, Executive shall forfeit that portion of his earned pro-rata yearly cash bonus as follows:

(90 — (number of full days of advance notice) / 90) X (times) pro-rata earned yearly cash bonus = amount forfeited by Executive.

Pro-rata earned yearly cash bonus is: (unconditional portion of yearly cash bonus, if any, targeted for Executive in the current Fiscal Year) / (number of full months worked in the current Fiscal Year / 12).

d.	Non-Disparagement. Executive shall not disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

e.	Creative Works. Executive shall not create, assist with or consult on any creative works which discuss, describe or reference Employer or any executive of Employer. Creative works includes but is not limited to novels, nonfiction writings, any authored work, plays, screenplays, musicals or the like.

7.3 DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. NON-COMPETITION AND NON-INTERFERENCE

8.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is international in scope and its products are marketed throughout the United States and the world; (c) the Employer competes with other businesses that are or could be located in any part of the United States or the world; (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business; and (e) in connection with the fulfillment of his duties hereunder and as an employee of the Employer, the Employer will provide Executive with Confidential Information necessitating the execution of the covenants contained in this Section 8.

8.2 COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that during and for eighteen months following the Employment Period he will not, directly or indirectly:

a.	except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere in the world, provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

b.	whether for the Executive’s own account or for the account of any other person, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer or a potential customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Employer;

c.	whether for the Executive’s own account or the account of any other person, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee (or was an employee within two (2) years of the date in question) of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his or her employment with the Employer; or (ii) interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

9. GENERAL PROVISIONS

9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

9.2	COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive. The Employer and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.3 SECTION 409A

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service from Employer to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with Employer (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9.3 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

9.4 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive further specifically represents and warrants that he is not subject to, nor will he violate, any agreement not to compete upon the execution and delivery by him of this Agreement.

The Executive represents and warrants that he will not utilize or divulge any proprietary materials or information from his previous employers and acknowledges that Employer has prohibited Executive from bringing any such materials on to Employer’s premises and has advised Executive that Executive’s failure to adhere to these prohibitions will subject Executive to immediate termination.

9.5 OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

9.6 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.7 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

9.8 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested and signed for by the party required to receive notice, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:

BMC Software, Inc.

2101 CityWest Blvd

Houston, Texas 77042

Telephone No.: (713) 918-8800

Facsimile No.:713-918-1110

Attn: General Counsel

If to the Executive:

John McMahon

249 Dutton Road

Sudbury, MA 01776

9.9 ENTIRE AGREEMENT; AMENDMENTS

Except as provided in (a) plans and programs of the Employer referred to in Sections 3.1(b) through (d), and (b) any signed written agreement contemporaneously or hereafter executed by the Employer and the Executive, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not be construed to supersede any stock option agreements or restricted stock agreements entered into between Executive and Employer at any time prior to the execution of this Agreement. Without limiting anything in this Section 9.9, this Agreement shall supersede any and all employment, change in control and severance noncompetition, nonsolicitation and/or nondisclosure agreements, and understandings, whether written or oral, between Executive and BladeLogic, Inc.; provided however, that notwithstanding anything in this paragraph to the contrary, Section 6 of the Change in Control Agreement between BladeLogic, Inc. and Executive dated June 12, 2007 (the “BladeLogic Agreement”) shall remain in full force and effect until the third (3rd) anniversary of the Effective Date (as defined in the Merger Agreement) solely with respect to Severance Payments (as defined in the BladeLogic Agreement) made in connection with the Merger. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.10 GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.11 ARBITRATION

In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties covenant and agree as follows:

a.	The parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

b.	If the parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Houston, Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association’s Commercial Arbitration Rules as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three (3) arbitrators, one of which shall be selected by the Executive, one of which shall be selected by the Employer, and the third of which shall be selected by the two (2) arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. A ruling by the arbitrators shall be non-appealable. The parties agree to abide by and perform any award rendered by the arbitrators. If either the Executive or Employer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses (including applicable travel expenses) from the non-prevailing party, in addition to any other relief to which it may be entitled. If a dispute arises and one party fails or refuses to designate an arbitrator within thirty (30) days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other party and such arbitration award shall be as binding as if three (3) arbitrators had participated in the arbitration proceeding. Either the Executive or the Employer may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration. Executive and the Employer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this section to the contrary, neither Executive nor the Employer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief. The arbitration proceeding shall be held in English.

c.	Legal process in any action or proceeding referred to in the preceding section may be served on any party anywhere in the world.

d.	Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW. Each party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this Section 9.10 and has voluntarily entered into this Agreement and this Section 9.10.

e.	Excluded from this Section 9.10 are any claims for temporary injunctive relief to enforce Sections 7 and 8 of this Agreement.

9.12 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.13 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.14 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.15 WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

9.16	WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS

The Employer may withhold from any payments and benefits made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal deductions made with respect to the Employer’s employees generally.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:

BMC Software, Inc.

By: /s/ MICHAEL VESCUSO
Name: Michael Vescuso
Title:	Sr. Vice President of Administration

EXECUTIVE:

/s/ JOHN MCMAHON John McMahon

John McMahon Attachment A

BMC SOFTWARE, INC.
Executive Employment Agreement
Cash Bonus Description

The Executive will, during the Employment Period, be permitted to participate in the BMC Short-term Incentive Performance Award Program that may be in effect from time to time. During the employment period, the Executive will be eligible to receive a target incentive, which currently is 150% of annual base salary. The actual amount received is not guaranteed and is dependent on the performance of the Company and the Executive in accordance with the BMC Short-term Incentive Performance Award Program established for each fiscal year during the employment period.

Each fiscal year, the Executive will receive a detailed description of the BMC Short-term Incentive Performance Award Program and the targeted measures and objectives for that year.

John McMahon Attachment B

Background Technology

(List here previous inventions which you desire to have specifically excluded from the operation of this Agreement.)

NONE